Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ALIMERA SCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	Other(2)	22,878(3)	$5.04(2)	$115,305.12	$0.0000927	$10.69
Total Offering Amounts					$115,305.12		$10.69
Total Fee Offsets(4)							-
Net Fee Due							$10.69

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, $0.01 par value per share (“Common Stock”), of Alimera Sciences, Inc. (the “Registrant”) that become issuable under the Alimera Sciences, Inc. 2010 Employee Stock Purchase Plan (the “2010 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $5.04 per share, which is the average of the high and low prices of the Registrant’s Common Stock on March 16, 2022, as reported on the Nasdaq Global Market.

(3)

Represents 22,878 shares of Common Stock reserved for issuance pursuant to the 2010 ESPP that were automatically added to the shares of Common Stock authorized for issuance under the 2010 ESPP on January 1, 2022 pursuant to an “evergreen” provision contained in the 2010 ESPP. Under that provision, on January 1 of each year from January 1, 2011 through and including January 1, 2030, the aggregate number of shares of Common Stock available for purchase during the life of the 2010 ESPP automatically increased by the number of shares of Common Stock necessary to cause the number of shares of Common Stock then available for purchase to be restored to 32,961 shares of Common Stock (which amount takes into account the Company’s one-for-15 reverse stock split that became effective on November 14, 2019).

(4)	The Registrant does not have any fee offsets.